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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          Commission File Number   000-30823
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                                 Wireless, Inc.
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           (Exact name of registrant as specified in its charter)


                              5452 Betsy Ross Drive
                              Santa Clara, CA 95054
                                 (408) 727-8383
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            (Address, including zip code, and telephone number,
     including area code, of registrant's principal executive offices)


                    Common Stock, par value $0.001 per share
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          (Title of each class of securities covered by this Form)

                                    None
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   (Title of other classes of securities for which a duty to file reports under section 13(a)or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    /X/        Rule 12h-3(b)(1)(i)   /_/
     Rule 12g-4(a)(1)(ii)   /_/        Rule 12h-3(b)(1)(ii)  /_/
     Rule 12g-4(a)(2)(i)    /_/        Rule 12h-3(b)(2)(i)   /_/
     Rule 12g-4(a)(2)(ii)   /_/        Rule 12h-3(b)(2)(ii)  /_/
                                       Rule 15d-6            /_/

Approximate number of holders of record as of certification or notice date:
   285
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     The Registrant filed a Registration Statement on Form 8-A (the "8-A
Registration Statement") on June 19, 2000 registering its Common Stock under
Section 12(g) of the Securities Exchange Act of 1934 (the "34 Act"). The 8-A Registration Statement was intended to become effective concurrently with the Registrant's Registration Statement on Form S-1 (the "S-1 Registration Statement") registering the Registrant's Common Stock under the Securities Act of 1933 (the "33 Act"). Pursuant to the 34 Act, the 34 Act Registration Statement automatically became effective 60 days after it was filed. Since the Registrant's S-1 Registration Statement is not yet effective under the 33 Act, the Registrant is filing this Form 15 in order to withdraw its 8-A Registration Statement. The Registrant intends to refile its 8-A Registration Statement at or prior to the time its S-1 Registration Statement becomes effective.

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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Wireless, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                    Wireless, Inc.

Dated: September 6, 2000              By:    /s/ Antonio Canova
                                          ---------------------------------
                                          Name: Antonio Canova
                                          Title: Executive Vice President
                                                 and Chief Financial Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.